National Retail Funds

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) made as of the 1st day of August, 2008, as revised on May 6, 2009, by and among National Retail Fund III, a Delaware business trust ( the “Trust ), and Fulcrum Advisory Services, Inc. (the “Adviser”), a registered investment adviser with the Securities and Exchange Commission.

WITNESSETH:

WHEREAS, the Trust is a closed -end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is an investment adviser, registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

NOW, THEREFORE, in consideration of the covenants and the mutual premises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.

Appointment of Adviser.   The Trust hereby appoints the Adviser and the Adviser hereby accepts such appointment, to render investment advice and management services with respect to the assets of the Trust for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”).

2.

Duties of Adviser.

(a)

General Duties.  The Adviser shall perform the management and administrative services necessary for the operation of the Trust that are not otherwise provided by third party service providers.  The Adviser shall be responsible for its own office space, equipment and facilities for maintaining its organization.   The Adviser will interact with other Fund service providers, brokers, dealers, etc., as required to perform its duties under this Agreement.

(b)

Investment Advisory Services.  The Adviser shall act as investment adviser to the Trust and shall manage the investments of the Trust in accordance with the respective investment objective, programs and restrictions of the Trust as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Board of Trustees may impose from time to time in writing to the Adviser.  In this regard, the Adviser shall regularly make decisions as to what securities and other investments to purchase and sell on behalf of the Trust, and shall effect the purchase and sale of such investments.  The Adviser shall also have discretion to vote any proxy solicited by a company in the Trust’s portfolio, again subject to the ultimate supervision of the Board.  In performing these services, the Adviser may hire one or more sub-advisers (the “Sub-Advisers”) for a Trust to carry out the investment program of the Trust (subject to the approval of the Board and shareholders of the Trust, except as otherwise permitted under the terms of any exemptive relief obtained by the Adviser from the Securities and Exchange Commission (“SEC”), or by rule or regulation).  To the extent that the Adviser does hire any Sub-Adviser, it will thereafter continuously review, supervise and (where appropriate) administer the investment program of each Trust.  Without limiting the generality of the foregoing, the Adviser shall, or direct any Sub-Adviser to:  (i) furnish the Trust with advice and recommendations with respect to the investment of the Trust’s assets and the purchase and sale of portfolio securities for the Trust, including selecting brokers and effecting transactions or taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Trust with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Board may reasonably request; (iii) manage the investments of the Trust, subject to the ultimate supervision and direction of the Board; (iv) vote proxies solicited by portfolio companies; (v) provide persons satisfactory to the Board to act as officers and employees of the Trust (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Adviser or its affiliates) but not including personnel to provide administrative services or distribution services to the Trust; and (vi) render to the Board such periodic and special reports with respect to the Trust’s investment activities as the Board may reasonably request.  The investment policies and all other actions of the Trust are and shall at all times be subject to the control and direction of the Board.

(c)

Brokerage.  The Adviser or a Sub-Adviser shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Adviser or the Sub-Adviser.  In placing the Trust’s securities trades, it is recognized that the Adviser or Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution; so that the Trust’s total cost or proceeds in each transaction will be the most favorable under all the circumstances.  Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser or Sub-Adviser may be a party.

It is also understood that it is desirable for the Trust that the Adviser and the Sub-Adviser have access to investment and market research and securities and economic analyses provided by brokers and others.  It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Trust than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution.  Therefore, the purchase and sale of securities for the Trust may be made with brokers who provide such research and analysis, subject to review by the Board from time to time with respect to the extent and continuation of this practice to determine whether the Trust benefits, directly or indirectly, from such practice.  It is understood by both parties that the Adviser may select broker-dealers for the execution of the Trust’s portfolio transactions that provide research and analysis as the Adviser may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Adviser or Sub-Adviser in connection with its services to other clients.

On occasions when the Adviser or a Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as of other clients, the Adviser or the Sub-Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser or Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

The Adviser is authorized to direct, or to permit any Sub-Adviser to direct, portfolio transactions to a broker-dealer which is an affiliated person of the Adviser or the Trust in accordance with such standards and procedures as may be approved by the Board in accordance with 1940 Act Rule 17e-1, or other rules promulgated by the SEC.  Any transaction placed with an affiliated broker-dealer must (i) be placed at the best available execution, and (ii) may not be a principal transaction.

(d)

Administrative Services.  The Adviser shall oversee the administration of the Trust’s business and affairs although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Adviser under this Agreement.  Notwithstanding any other provisions of this Agreement, the Adviser shall be entitled to reimbursement from the Trust for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Adviser of personnel to render administrative services to the Trust.

3.

Best Efforts and Judgment.  The Adviser shall use its best efforts and judgment in rendering the advice and services to the Trust as contemplated by this Agreement.

4.

Independent Contractor.  The Adviser shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust.  It is expressly understood and agreed that the services to be rendered by the Adviser to the Trust under the provisions of this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.

Adviser’s Personnel.  The Adviser or its affiliates shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or retained by the Adviser to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Adviser or the Board may desire and reasonably request.

6.

Reports by Fund to Adviser.   The Trust will from time to time furnish to the Adviser detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Adviser such financial reports, proxy statements, legal and other information relating to the Trust’s investments as may be in its possession or available to it, together with such other information as the Adviser may reasonably request.

7.

Certain Records.     Any records required to be maintained and preserved pursuant to the provisions of Rules 31a-1, 31a-2 and 31a-3 promulgated under the 1940 Act which are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.  The Adviser further agrees to preserve for the periods prescribed in said Rules, the records required to be maintained thereunder.

8.

Expenses.

(a)

With respect to the operation of the Trust, the Adviser is responsible for (i) the compensation of any of the Trust’s trustees, officers, and employees who are affiliates of the Adviser (but not the compensation of employees performing services in connection with expenses which are the Trust’s responsibility under Subparagraph 8(b) below), and (ii) providing personnel, office space and equipment reasonably necessary to fulfill the Adviser’s duties under this Agreement.

(b)

The Trust is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 8(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Trust including all fees and expenses of its custodian, fund administrator, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Trust’s shareholders and Board that are properly payable by the Trust; salaries and expenses of officers and fees and expenses of members of the Board or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Adviser; insurance premiums on property or personnel of the Trust which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Trust or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of obtaining and maintaining any required registration or notification for its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Trust, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)

To the extent the Adviser incurs any costs by assuming expenses which are an obligation of the Trust as set forth herein, the Trust shall promptly reimburse the Adviser for such costs and expenses, except to the extent the Adviser has otherwise agreed to bear such expenses.  To the extent the services for which the Trust is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Trust to the extent of the Adviser’s actual costs for providing such services.

9.

Management Fee.

(a)

The Trust shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to the Trust pursuant to this Agreement, a management fee as set forth in the Fund and Fee Schedule attached hereto as Appendix A, as may be amended in writing from time to time by the Trust and the Adviser.

(b)

The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below.  If this Agreement is terminated before the end of any month, the fee to the Adviser shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(c)

Fee Reduction. The Adviser may, but is not required to, voluntarily or contractually reduce all or a portion of its fees and/or make payments for other expenses in order to decrease the operating expenses of the Trust.  Any such reduction or payment (a “subsidy” or collectively “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future.  Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.  The Adviser may seek reimbursement of any subsidies made by the Adviser either voluntarily or pursuant to contract.  The reimbursement of any subsidy must be approved by the Board and must be sought no later than the end of the third fiscal year following the year to which the subsidy relates if the aggregate expenses for that period do not exceed any more restrictive limitation to which the Adviser has agreed (subsidies available for reimbursement to the Adviser are collectively referred to as the “Recoupment Balance”) and the Board approves the reimbursement. For example, subsidized operating expenses relating to the period July 1, 2003 through June 30, 2004 would no longer be eligible for reimbursement after July 1, 2007. The Adviser agrees not to request or seek reimbursement of subsidized operating expenses that are no longer eligible for reimbursement.  The Adviser may not request or receive reimbursement of the Recoupment Balance before payment of the Fund’s operating expenses for the current year and cannot cause the Trust to exceed any agreed upon expense limitation for that year in making such reimbursement.

(d)

The Adviser may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Trust.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Adviser hereunder.

10.

Conflicts with Trust’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of the Trust of its responsibility for and control of the conduct of the affairs of the Trust.

11.

Adviser’s Liabilities.

(a)

In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Trust.

(b)

The Trust shall indemnify and hold harmless the Adviser, its managing member and the shareholders, directors, officers and employees of each of them (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement; and provided, further, that this provision shall not be construed as a waiver or limitation of any rights which the Trust may have under applicable federal securities laws.

(c)

No provision of this Agreement shall be construed to protect any trustee or officer of the Trust, or managing member, director or officer of the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

12.

Non-Exclusivity.  The Trust ’ s engagement of the Adviser is not an exclusive arrangement, and the Trust may from time to time engage other individuals or entities to furnish it with the services provided for herein.

13.

Term.  This Agreement shall become effective as to the Trust on the date that is the latest of (1) the execution of this Agreement, (2) the approval of this Agreement for the Trust by the Board of the Trust (as required under Section 15 of the 1940 Act) or (3) the approval of this Agreement by the shareholders of the Trust.  This Agreement shall remain in effect as to the Trust for an initial period of two (2) years or such shorter initial period as may be approved by the Board and shareholders of the Trust in the manner required under Section 15 of the 1940 Act (including SEC interpretations thereof), unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Trust at least annually by (i) the Board of the Trust or by the vote of a majority of the outstanding voting securities of the Trust and (ii) the vote of a majority of the trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14.

Termination. This Agreement may be terminated by the Trust at any time without payment of any penalty, by the Board of the Trust or by the vote of a majority of the outstanding voting securities of the Trust, upon sixty (60) days' written notice to the Adviser, and by the Adviser upon sixty (60) days' written notice to the Trust.

15.

Amendment.  This Agreement may be modified by written agreement signed by each of the parties hereto, subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC.  In addition to the requirements of paragraph 13 and this paragraph 15, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those trustees of a Trust who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

16.

Termination by Assignment.  This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act.

17.

Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

18.

Definitions.  The terms “majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders as may be granted by the SEC.

19.

Notice of Declaration of Trust.  The Adviser agrees that the Trust’s obligations under this Agreement shall be limited to the Trust and to its assets, and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any trustee, officer, employee or agent of the Trust.

20.

Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

21.

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

22.

Nonpublic Personal Information.  Notwithstanding any provision herein to the contrary, the Adviser agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Trust: (a) all records and other information relative to the Trust and its respective prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Privacy Act”), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust, Regulation S-P or the Privacy Act, except after prior notification to and approval in writing by the Trust.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

23.

Anti-Money Laundering Compliance.  The Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, and implementing regulations (“BSA”), the Trust has adopted an Anti-Money Laundering Policy.  The Adviser agrees to comply with said Anti-Money Laundering Policy and the BSA, as the same may apply to the Adviser, now and in the future.  The Adviser further agrees to provide to the Trust such reports, certifications and contractual assurances as may be requested by the Trust from time to time.   The Trust may disclose information respecting the Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

24.

Certifications; Disclosure Controls and Procedures.  The Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002, and the implementing regulations promulgated thereunder, the Trust is required to make certain certifications and have adopted disclosure controls and procedures.  To the extent reasonably requested by the Trust, the Adviser agrees to use its best efforts to assist the Trust in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures.  The Adviser agrees to inform the Trust of any material development related to the Trust that the Adviser reasonably believes is relevant to the certification obligations of the Trust under the Sarbanes-Oxley Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

National Retail Fund I II		Fulcrum Advisory Services, Inc.
By:	/s/ Andrew B. Rogers	By:	/s/ J. Patrick Kearns
Name:	Andrew B. Rogers	Name:	J. Patrick Kearns
Title:	Treasurer	Title:	President

Appendix A

Fee Schedule

The investment advisory contract provides for monthly payment to the Adviser of an annual investment advisory fee based on the Trust’s average daily net assets as shown in the chart below.  The Adviser may voluntarily waive a portion of its fee or reimburse the Trust for certain operating expenses. *

Trust	Advisory Fee as a Percentage of Average Daily Net Assets
National Retail Fund III	0.30%

*Via a separate letter agreement, the Adviser has contractually agreed to waive a portion of its advisory fees for the benefit of National Retail Fund III through April 30, 2010, so that the Advisory Fee of the Fund does not exceed the 0.10% of the Fund’s average daily net assets